Exhibit 99.1

Contact:

CryoCor Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Zack Kubow / Nick Laudico (investors) (646) 536-7020 / 7030 zkubow@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Reports 2007 Results

San Diego, CA, March 20, 2008 – CryoCor, Inc. (Nasdaq:CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the year ended December 31, 2007. CryoCor reported a net loss of $15.8 million, or ($1.31) per share, for the year ended December 31, 2007, as compared to a net loss of $15.1 million, or ($1.40) per share, for the year ended December 31, 2006. CryoCor reported that it had $12.3 million in cash, cash equivalents and short-term investments at December 31, 2007, and expects to receive an additional $4.0 million under its development and license agreement with Boston Scientific Corporation, or BSC.

CryoCor received approval from the United States Food and Drug Administration, or FDA, to commercialize its Cardiac Cryoablation System in the United Stated in August 2007 and began hiring its sales force in the fourth quarter of 2007. To date, five sales personnel have been hired in addition to a Vice President of Sales and Marketing. Initial sales activity of CryoCor’s disposable catheters in the fourth quarter of 2007 and the first quarter of 2008 has been modest as CryoCor’s efforts in this period have been focused on converting its clinical sites to commercial centers as well as identifying new commercial centers interested in evaluating the Cardiac Cryoablation System. CryoCor reported that all but two of its clinical sites have been, or are in the process of being, converted to commercial centers and that nine new commercial centers are in the process of evaluating the Cardiac Cryoablation System. CryoCor’s goal for 2008 is to install its Cardiac Cryoablation System in up to 75 new commercial centers in the United States, in addition to converting its clinical sites to commercial centers.

CryoCor’s announced the following goals for 2008:

•	Achieve the final milestones under its Development and License Agreement with BSC

•	Begin initial human use of its next-generation catheter, the Quantum catheter

•	Complete a debt or equity financing

•	Submit an application for premarket approval, or PMA, to the FDA for the treatment of atrial fibrillation

•	Establish an installed base of up to 100 consoles in the United States

CryoCor did not provide revenue guidance for 2008 as a result of the difficulty in projecting the time required to open new centers and project utilization for the new cryoablation technology. CryoCor believes that a large installed base of consoles in the United States will be necessary to generate significant revenues.

Financial Review

Product revenue for the year ended December 31, 2007 decreased $282,000 to $258,000 compared to $540,000 for the same period in 2006 primarily due to the reduced sales activities in Europe as the Company shifted to a distributor arrangement and closed its German subsidiary during 2006.

Collaboration revenue for the year ended December 31, 2007 was $333,000 compared to $0 for the same period in 2006 due to the partial recognition of an advance payment received under the Company’s development and license agreement with BSC.

Deferred revenue increased from $78,000 at December 31, 2006 to $206,000 at December 31, 2007 due to the advance payment of $500,000 received against development milestones under the Company’s development and license agreement with BSC, of which $167,000 remains deferred at December 31, 2007.

Cost of sales for the year ended December 31, 2007 increased $242,000 to $2.7 million compared to $2.5 million for the same period in 2006. Cost of sales primarily consists of materials, labor and overhead costs associated with the manufacturing and warranty of the Company’s products. The increase in costs of sales from 2006 to 2007 was mainly due to higher headcount needed as a result of the increase in product manufacturing. If the Company’s products are successfully commercialized, they anticipate that their cost of sales as a percentage of revenues will decline as they achieve higher future volumes of product sales. Included in cost of sales for the years ended December 31, 2007 and 2006 were non-cash stock-based compensation of $431,000 and $411,000, respectively.

Research and development expenses for the year ended December 31, 2007 increased $1.6 million to $7.4 million compared to $5.8 million for the same period in 2006. The increase from 2006 to 2007 was primarily related to the costs associated with its FDA Advisory Panel meeting for its PMA for the treatment of atrial flutter, or AFL, and related regulatory consulting of $276,000, costs related to the Company’s third-party clinical research organization of $403,000, costs related to the research and development efforts under the BSC development and license agreement and the Quantum development project of $382,000, increased preclinical research of $225,000, increased non-cash share-based compensation of $185,000, as well as increased compensation expense for bonus expense related to the Company’s FDA Advisory Panel meeting and subsequent approval of its Cardiac Cryoablation System for the treatment of AFL and the Company’s employee retention program of $503,000. These increases were partially offset by lower clinical trial costs of $261,000 related to lower enrollment in the Company’s ongoing AF clinical trial than enrollment in the year ended December 31, 2006. Included in research and development expenses for the years ended December 31, 2007 and 2006 were non-cash stock-based compensation of $682,000 and $497,000, respectively.

Selling, general and administrative expenses for the year ended December 31, 2007 decreased $1.3 million to $6.1 million compared to $7.4 million for the same period in 2006. The decrease from 2006 to 2007 was primarily due to lower personnel costs, including severance, as a result of the Company’s staff restructuring in early 2006 of $491,000, lower operating costs associated with the closure of CryoCor GmbH in mid-2006 of $849,000, and lower non-cash share-based compensation of $570,000. These decreases were partially offset by higher legal costs of $666,000 and recruiting costs associated with the search for a Vice President of Sales and Marketing of $120,000. Included in general and administrative expenses for the years ended December 31, 2007 and 2006 were non-cash stock-based compensation of $849,000 and $1.4 million, respectively.

The losses from operations for the three months and the full year ended December 31, 2007 were $4.4 million and $15.8 million respectively, compared to $3.8 million and $15.1 million for the same periods in 2006. Basic and diluted net loss per share for the year ended December 31, 2007 was $1.31.

Cash, cash equivalents and short-term investments were $12.3 million as of December 31, 2007, and CryoCor anticipates receiving an additional $4.0 million under its development and license agreement with BSC. CryoCor expects that its cash resources and the additional cash that it expects to receive from BSC will be used to finance the Company until the fourth quarter of 2008 and that additional financing will be needed in order to finance the Company beyond that date.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, the Cryoablation System has been approved for the treatment of right atrial flutter and CryoCor has completed enrollment in a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of atrial fibrillation. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to CryoCor’s goals for 2008, such as achieving the final milestones under its development and license agreement with BSC, the initial human use of its Quantum catheter, completing a debt or equity financing, submitting a PMA for the treatment of atrial fibrillation, establishing an installed base of up to 100 consoles, CryoCor’s belief that a large installed base of consoles in the United States is necessary to generate significantly greater revenues than in previous years, anticipated changes in CryoCor’s cost of sales as a percentage of revenues, and the period of time over which CryoCor expects its existing cash resources, together with the additional cash that it expects to receive from BSC, to fund the Company, all of which are prospective. Such statements are only predictions and reflect CryoCor’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to fulfill its obligations to BSC; risks associated with its efforts to secure additional financing; risks associated with its ability to initiate a clinical trial with Quantum, or to submit a PMA for the treatment of atrial fibrillation; risks associated with its ongoing legal actions with CryoCath Technologies, Inc., which include the declared patent interference and the ongoing United States International Trade Commission investigation; risks associated with the Company’s ability to successfully commercialize its Cryoablation System in the United States and elsewhere; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except for the number of shares and par values)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$3,157	$3,025
Short-term investments	9,106	15,979
Inventories, net	1,090	820
Other current assets	547	611

Total current assets	13,900	20,435
Property and equipment, net	517	610
Other assets	629	297

Total assets	$15,046	$21,342

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$878	$212
Accrued liabilities	1,939	2,373
Deferred revenue	206	78
Current debt	5,677	6,857

Total current liabilities	8,700	9,520
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; zero shares outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value, 75,000,000 shares authorized; 12,565,916 and 11,030,366 shares issued and outstanding at December 31, 2007 and 2006, respectively	13	11
Additional paid-in capital	106,982	96,709
Accumulated comprehensive income	119	114
Accumulated deficit	(100,768)	(85,012)

Total stockholders’ equity	6,346	11,822

Total liabilities and stockholders’ equity	$15,046	$21,342

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenue:
Product revenue	$74	$54	$258	$540
Collaboration revenue	166	—	333	—

Total revenue	240	54	591	540
Operating expenses:
Cost of revenue(1)	748	616	2,710	2,468
Research and development(1)	1,740	1,540	7,439	5,835
Selling, general and administrative(1)	2,044	1,742	6,088	7,360

Total costs and expenses	4,532	3,898	16,237	15,663

Loss from operations	(4,292)	(3,844)	(15,646)	(15,123)

Interest income	181	264	883	1,147
Interest expense	(240)	(268)	(993)	(1,076)

Net loss	$(4,351)	$(3,848)	$(15,756)	$(15,052)

Basic and diluted net loss per common share	$(0.35)	$(0.36)	$(1.31)	$(1.40)

Shares used to compute basic and diluted net loss per common share	12,565	10,912	12,002	10,773

(1) Includes non-cash stock-based compensation expense as follows:

Cost of revenue	$107	$107	$431	$411
Research and development	171	135	682	497
Selling, general and administrative	212	550	849	1,418

	$490	$792	$1,962	$2,326